Exhibit (d)(4)

SUB-ADVISORY AGREEMENT

     THIS SUB-ADVISORY AGREEMENT, is made as of July 12, 2011, between BROWN BROTHERS HARRIMAN & CO., a New York limited partnership (“BBH&Co.”)) and Mondrian Investment Partners Limited (“Sub-Adviser”). This Agreement was initially effective with respect to each Fund on the date set forth on Exhibit A (collectively, “BBH Trust”, the “Funds” or each separately, the “Fund”).

     WHEREAS, BBH Trust, a Delaware statutory trust (the “Trust) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”) and of which BBH International Equity Fund is a separate series thereof.

     WHEREAS, BBH Trust has entered into an Investment Advisory and Administrative Services Agreement with BBH & Co., dated February 1, 2007, (“Investment Advisory Agreement”), pursuant to which BBH&Co., has been appointed to render investment advisory services to the BBH Trust through its Separately Identifiable Department know as “BBH Mutual Fund Advisory Department”, hereafter the “SID” or “Adviser”;

     WHEREAS, BBH Trust offers for public sale distinct series of shares of beneficial interest of the Funds; and

     WHEREAS, under the Investment Advisory Agreement, the Adviser has agreed to provide certain investment advisory services to the Funds; and

     WHEREAS, the Investment Advisory Agreement permits the Adviser to delegate certain of its duties as investment adviser thereunder to a sub-adviser; and

     WHEREAS, the Sub-Adviser is willing to furnish such services; and

     WHEREAS, the parties desire to amend and restate iii its entirety the Interim Sub-Advisory Agreement dated January, 2004

          NOW, THEREFORE, in consideration of’ the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

     1. The Adviser hereby appoints the Sub-Adviser to act as investment sub-adviser to one or more of the Funds for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided on Exhibit A.

     2. Subject to the general supervision of (1) the Trustees of BBH Trust (the “Board”), and (2) the Adviser, the Sub-Adviser shall manage the investment operations and the composition of the portfolios of securities and investments with respect to that portion of the Funds’ assets allocated to the Sub-Adviser from time to time by the Adviser in its sole discretion, including cash (“Assets”), the purchase, retention and disposition thereof and agreements relating thereto, in accordance with the Funds’ investment objective and policies as stated in the Prospectuses (as defined in paragraph 3 of this Agreement) and subject to the following understandings:

          (a) the Sub-Adviser shall furnish a continuous investment program for the Assets of each Fund’s portfolio and determine from time to time which investments or securities will be purchased, retained, sold or lent by the Funds, and which portion of the assets will be invested or held uninvested as cash and shall communicate in a timely manner all such transactions to the Funds’ portfolio accountant, the Advisor and custodian or such depositories or agent designated by the Fund or the Advisor. The Sub-Advisor shall not deviate from such investment program and any guidelines provided by the Advisor without the prior written consent of the Advisor and the Board;

          (b) the Sub-Adviser shall use the same skill and care in the management of each Fund’s portfolio as it uses in the investment management of other accounts for which it has investment responsibility as agent;

          (c) the Sub-Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with BBH Trust’s Declaration of Trust/Articles of Incorporation and By-Laws and the Prospectuses of the Funds and with the instructions and directions of the Board and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations, provided such documents and amendments thereto have been delivered to the Sub-Adviser in accordance with Section 3 below;

          (d) the Sub-Adviser shall determine the Assets to be purchased, sold or lent by the Funds and as agent for the Funds wilt effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities; in placing orders with brokers and or dealers the Sub-Adviser intends to seek best price and execution for purchases and sales; the Sub-Adviser shall also make recommendations regarding whether or not the Funds shall enter into repurchase or reverse repurchase agreements and interest rate futures contracts,

          (e) unless the Advisor advised the Sub-Advisor in writing that the right to vote proxies has been expressly reserved to the Advisor or the Fund or otherwise delegated to another party, the Sub-Advisor shall be authorized to exercise voting rights incident to any securities held without consultation with the Advisor or the Fund. The Sub-Advisor shall also be authorized to respond to all corporate action matters incident to the securities held for any Fund. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Funds as well as other customers, the Sub-Adviser, may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other customers;

          (f) the Sub-Adviser shall maintain books and records with respect to the Funds’ securities transactions and shall render to the Board and the Advisor such periodic and special reports as the Board may reasonably request;

          (g) the Sub-Adviser shall assist the Adviser and the Funds’ Administrator with the fair valuation of portfolio securities as necessary and shall be responsible for identifying the need to fairly value securities that are traded in markets that close prior to the time the Fund calculates its net asset value; and

          (h) the investment management services of the Sub-Adviser to the Funds under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to others.

     3. The Adviser has delivered copies of each of the following documents to the Sub-Adviser and will promptly notify and deliver to it all future amendments and supplements, if any:

          (a) Declaration of Trust/Articles of Incorporation of BBH Trust and amendments thereto (such Declaration of Trust/Articles of Incorporation and amendments, as presently in effect and further amended from time to time, are herein called the “Organizational Document”);

          (b) By-Laws of BBH Trust (such By-Laws, as presently in effect and as amended from time to time, are herein called the “By-Laws”);

          (c) Certified resolutions of the Board authorizing the appointment of the Sub-Adviser and approving the form of this Agreement;

          (d) Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”) relating to BBH Trust and each series of the Funds’ shares, and all amendments thereto;

          (e) Notification of Registration of BBH Trust under the 1940 Act on Form N-8A as filed with the Commission; and

          (f) Prospectuses of the Funds (such prospectuses, as presently in effect and as amended or supplemented with respect to the Funds from time to time, is herein called the “Prospectuses”).

     4. The Sub-Adviser shall keep the Funds’ books and records required to be maintained by it pursuant to paragraph 2(e) hereof. The Sub-Adviser agrees that all records which it maintains for each Fund is the property of the Fund and it will promptly surrender any of such records to the Fund upon the Fund’s request, provided that the Sub-Adviser is permitted to retain copies of any records required for regulatory purposes. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31 a-2 under the 1940 Act any such records with respect to the Funds as are required to be maintained by the Adviser. The Sub-Advisor will provide the auditors and inspectors of any Fund and the Advisor with reasonable access to any such books and records of the Funds during the Sub-Advisor’s normal business hours.

     5. During the term of this Agreement the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and investments purchased for the Funds. The Sub-Adviser will not pay taxes, custody fees and/or brokerage commissions, if any.

     6. For the services provided and the expenses borne pursuant to this Agreement, the Adviser, not the Funds, will pay the Sub-Adviser as full compensation therefore a fee as set forth on Exhibit A attached hereto. This fee will be computed based on the net asset value of the Assets allocated to the Sub-Adviser as of 4:00 P.M. New York time on each business day within each month and will be paid to the Sub-Adviser monthly during the succeeding calendar month.

     7. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Fund or the Advisor in connection with the matters to which this Agreement relates, except a loss, damage, cost or expense directly arising from a breach of fiduciary duty owed to Fund shareholders as a result of this Agreement or a loss, damage, cost or expense resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. The provisions of the foregoing sentence shall survive the termination of this Agreement.

     8. The Sub-Advisor acknowledges that all information and documents disclosed by the Advisor to the Sub-Advisor, or which come to the Sub-Advisor’s attention during the course of its performance under this Agreement, constitute valuable assets of and are proprietary to the

Advisor, and the Sub-Advisor also acknowledges that the Advisor has a responsibility to its customers and employees to keep the Advisor’s records and information confidential and proprietary. Therefore, the Sub-Advisor agrees not to disclose, either directly or indirectly, to any person, firm or corporation information of any kind, nature or description concerning matters affecting or relating to the business of the Advisor unless the information is already in the public domain. Notwithstanding the foregoing, provided, however, the Sub-Adviser may use the Fund’s performance in calculating composites, may give the Fund’s names to brokers and other third parties providing services to the Fund, and may identify the Fund and/or BBH Trust on the Sub-Adviser’s client list and marketing materials. This provision shall survive termination of this Agreement.

     9. The Sub-Adviser agrees to maintain errors and omissions or professional liability insurance coverage in an amount that is reasonable in light of the nature and scope of the Sub-Advisor’s business activities.

     10. This Agreement shall continue in effect for two years from the date of its execution with respect to any Fund, and thereafter only so long as its continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated with respect to any Fund (i) at any time, without the payment of any penalty, by vote of a majority of all the Board of Trustees or by “vote of a majority of the outstanding voting securities” of the Fund on 60 days written notice to the Sub-Adviser, or (ii) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days written notice to the Adviser or (iii) immediately, if, in the reasonable judgment of the Adviser, the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as financial insolvency of the Sub-Adviser or other circumstances that could adversely affect the Funds. This Agreement will automatically and immediately terminate in the event of its “assignment” or delegation by the Sub-Adviser of any of its responsibilities hereunder.

     11. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of BBH Trust from time to time, have no authority to act for or represent the Fund or BBH Trust or the Advisor in any way or otherwise be deemed an agent of the Fund or BBH Trust or the Advisor.

     12. This Agreement may be amended by mutual consent, provided that any material amendment hereto shall be approved (a) by vote of a majority of those members of the Board of BBH Trust and the Fund who are not parties to this Agreement or “interested persons” of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by “vote of a majority of the outstanding voting securities” of the Funds.

     13. As used in this Agreement, the terms “assignment”, “interested persons” and “vote of a majority of the outstanding voting securities” shall have the meanings assigned to them respectively in the 1940 Act.

     14. Notices of any kind to be given to the Adviser by the Sub-Adviser shall be in writing and shall be duly given if mailed or delivered to the Adviser at 140 Broadway, New York, New York 10005, Attention: Treasurer, or at such other address or to such other individual as shall be specified by the Adviser to the Sub-Adviser. Notices of any kind to be given to the Sub-Adviser by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Sub-Adviser at Mondrian Investment Partners Limited, Fifth Floor, 10 Gresham Street, London, EC2V 7JD, England Attention: David G. Titles, with a copy to John Barrett at the same address, or at such other address or to such other individual as shall be specified by the Sub-Adviser to the Adviser.

     15. The Adviser represents, warrants and agrees as follows:

          (a) The Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”); and

          (b) The Advisory Agreement permits the Adviser to delegate certain of its duties as investment adviser thereunder to a sub-adviser.

     16. The Sub-Adviser represents, warrants and agrees as follows:

          (a) The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and (vi) is not presently under investigation by any regulatory agency and does not know of any pending or anticipated investigation or litigation by any such regulatory agency.

          (b) The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser and the Board with a copy of such code of ethics, together with evidence of its adoption. Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, the president or a vice-president of the Sub-Adviser shall certify to the Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no violation of the Sub-Adviser’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the reasonable written request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees or its agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-l (c)(1) and all other records relevant to the Sub-Adviser’s code of ethics.

          (c) The Sub-Adviser has provided the Adviser with a copy of its Form ADV, which as of the date of this Contract is its Form ADV most recently filed with the Commission and will furnish a copy of all amendments to the Adviser at least annually.

          (d) The Sub-Adviser will notify the Adviser of any change of control of the Sub-Adviser, including any change of its general partners or 25% shareholders, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Funds or senior management of the Sub-Adviser, in each case prior to, or promptly after, such change.

          (e) Except as stated in Section 8 of this Agreement, the Sub-Adviser agrees that neither it, nor any of its affiliates, will in any way refer directly or indirectly to its relationship with the BBH Trust, the Fund, the Adviser or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Adviser.

     17. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement in any other jurisdiction.

     18. This Agreement, together with the other agreements and documents referenced herein, shall constitute the entire agreement of the parties hereto, and shall be governed by and construed in accordance with the laws of the State of New York. By signing this Agreement, the parties consent to the exclusive jurisdiction of the courts of the State of New York and federal courts located in New York City in the borough of Manhattan.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers or Partners designated below on the day and year first above written.

MONDRIAN INVESTMENT		BROWN BROTHERS HARRIMAN & CO.
PARTNERS LIMITED

By:	/s/ David Tilles	By:	/s/ John A. Gehret

Name:	David Tilles	Name:	John A. Gehret

Title:	Executive Chariman	Title:	Partner

EXHIBIT A

to the

SUB-ADVISORY AGREEMENT dated as of July __, 2011 between Brown Brothers
Harriman & Co. and Mondrian Investment Partners Limited

As compensation for its services hereunder, the Sub-Adviser shall receive a fee determined on the dates and in the manner hereinafter set forth.

The following annual rates, exclusive of Value Added Tax, if applicable, shall apply to the BBH

International Equity Fund (the “Fund”) assets, as described below:

Market Value of	Fee as Percentage of
Fund Assets	Market Value of Fund Assets

First $50 Million	0.50%
Next $50 Million	0.35%
Thereafter	0.30%

Subject to maintaining BBH assets under management of at least $100 million with the Sub-Adviser.

Unless the conditions of the following paragraph are met, for purposes of applying the fee schedule, the market value shall be determined based on daily net assets (after fund expenses) during the term of this Agreement and as of the date of termination of this Agreement. The fee stated above shall be applied to such market value.

If the combined market value of the assets subject to the this Sub-Advisory Agreement and the assets subject to the Sub-Advisory Agreement between Brown Brothers Harriman & Co and Mondrian Investment Partners Limited dated January 5, 2004 with respect to the BBH International Equity Fund (Cayman) (the "BBH Cayman Agreement") are at least $300 million, for purposes of applying the fee schedules for each of this Sub-Advisory Agreement and the BBH Cayman Agreement, the market value shall be determined based on the combined average daily net assets (after fund expenses) of the assets of each such accounts during periods where both such agreements are in effect and at the date of termination of either of such agreements. The fees stated in such agreements shall be applied to such combined average daily net assets (after fund expenses) and allocated between the two accounts based upon the relative average daily net assets (after fund expenses) of the respective accounts.

The fee shall be invoiced for the calendar quarter then ended as soon as the amount thereof shall be determined and shall be payable in accordance with the terms of the invoice. The Investment Adviser shall calculate the fees due and notify the Sub-Adviser accordingly. The Sub-Adviser reserves the right to discuss the fees and manner of calculation with the Investment Advisor.

Initial:

BBH & Co	Sub-Advisor